Exhibit 10.20

                                   May 1, 2002

Mr. Jonathan J. Marine
448 21st Street
Manhattan Beach, CA 90266

Mr. Marine:


This letter will serve to confirm the agreement between Remedent USA, Inc. (the "Company") and yourself (the "lender").

(1) Lender hereby agrees to the receipt of 1,300,000 shares of the Company's common stock in full repayment of the $77,778 working capital outstanding as of the date of this agreement.

(2) The Company hereby agrees to file for registration on an SB-2 Registration Statement, the shares of common stock outlined in (1) above, in addition to the 650,000 share of common stock representing the interest on this working capital loan as described in the agreement between these two parties dated December 21, 2001.

The above-mentioned terms are agreed upon on this day, by the following:





/s/ Stephen F. Ross                         /s/ Jonathan J. Marine
------------------------------------        ---------------------------

Stephen F. Ross                             Jonathan J. Marine

Chief Financial Officer                     Lender
                                            Remedent USA, Inc.